Exhibit 23-2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on S-8 (File Nos. 333-57878 and 333-127182) pertaining to the UBS Savings and Investment Plan (the “Company”) of our report dated June 22, 2007, with respect to the financial statements and schedule of the Company’s UBS Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young
New York, New York
June 24, 2008